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   PORTFOLIO MANAGEMENT AGREEMENTAGREEMENT made this __________day of August,
1995 between Brinson Partners, Inc. a corporation organized underthe laws of Delaware ("Portfolio Manager") and THE HIRTLE CALLAGHAN TRUST, a Delaware business trust("Trust").

WHEREAS, the Trust is registered as an open-end, diversified, management series investment company under theInvestment Company Act of 1940, as amended ("Investment Company Act") which currently offers five series of beneficialinterests ("shares") representing interests in separate investment portfolios, and may offer additional portfolios in the future; and

WHEREAS, the Trust desires to retain the Portfolio Manager to provide a continuous program of investment managementfor The International Equity Portfolio of the Trust ("Portfolio") and Portfolio Manager is willing, in accordance with theterms and conditions hereof, to provide such services to the Trust; NOW THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally boundhereby, it is agreed between the parties as follows:

1. Appointment of Portfolio Manager. The Trust hereby retains Portfolio Manager to provide the investment services set forth herein and Portfolio Manageragrees to accept such appointment. In carrying out its responsibilities under this Agreement, the Portfolio Manager shallat all times act in accordance with the investment objectives, policies and restrictions applicable to the Portfolio as set forthin the then current Registration Statement of the Trust, applicable provisions of the Investment Company Act and the rulesand regulations promulgated under that Act and other applicable federal securities laws.


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2.     Duties of Portfolio Manager.  (a) Portfolio Manager shall provide a continuous program of investment management for that portion of the assets of thePortfolio ("Account") that may, from time to time be allocated to it by the Trust's Board of Trustees, in writing, by anauthorized officer of the Trust. It is understood that the Account may consist of all, a portion of or none of the assets ofthe Portfolio, and that the Board of Trustees has the right to allocate and reallocate such assets to the Account at any time,and from time to time, upon such notice to the Portfolio Manager as may be reasonably necessary, in the view of the Trust,to ensure orderly management of the Account or the Portfolio. (b) Subject to the general supervision of the Trust's Board of Trustees, Portfolio Manager shall have sole investmentdiscretion with respect to the Account, including investment research, selection of the securities to be purchased and soldand the portion of the Account, if any, that shall be held uninvested, and the selection of brokers and dealers through whichsecurities transactions in the Account shall be executed. Specifically, and without limiting the generality of the foregoing,Portfolio Manager agrees that it will:

     (i) promptly advise the Portfolio's designated custodian bank and administrator or accounting agent of eachpurchase and sale, as the case may be, made on behalf of the Account, specifying the name and quantity of the securitypurchased or sold, the unit and aggregate purchase or sale price, commission paid, the market on which the transaction waseffected, the trade date, the settlement date, the identity of the effecting broker or dealer and/or such other information, and in such manner, as may from time to time be reasonably requested by the Trust;

(ii) maintain all applicable books and records with respect to the securities transactions of the Account. Specifically, Portfolio Manager agrees to maintain with respect to the Account those records required to be maintainedunder Rule 31a-1(b)(1), (b)(5) and (b)(6) under the Investment Company Act with respect to transactions in the Accountincluding, without limitation, records which reflect securities purchased or sold in the Account, showing for each suchtransaction, the name and quantity of securities, the unit and aggregate purchase or sale price, commission paid, the marketon which the transaction was effected, the trade date, the settlement date, and the identity of the effecting broker or dealer. Portfolio Manager will preserve such records in the manner and for the periods prescribed by Rule 31a-2 under theInvestment Company Act. Portfolio Manager acknowledges and agrees that all records it maintains for the Trust are theproperty of the Trust and Portfolio Manager will surrender promptly to the Trust any such records upon the Trust's request. The Trust agrees, however, that Portfolio Manager may retain copies of those records that are required to be maintainedby Portfolio Manager under federal or state regulations to which it may be subject or are reasonably necessary for purposesof conducting its business;

     (iii) provide, in a timely manner, such information as may be reasonably requested by the Trust or its designatedagents in connection with, among other things, the daily computation of the Portfolio's net asset value and net income,preparation of proxy statements or amendments to the Trust's registration statement and monitoring investments made inthe Account to ensure compliance with the various limitations on investments applicable to the Portfolio and to ensure that the Portfolio will continue to qualify for the special tax treatment accorded to regulated investment companies underSubchapter M of the Internal Revenue Code of 1986, as amended; and
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(iv) render regular reports to the Trust concerning the
performance      of Portfolio Manager of its responsibilitiesunder this
Agreement. In particular, Portfolio Manager agrees that it will, at the reasonable request of the Board ofTrustees, attend meetings of the Board or its validly constituted committees and will, in addition, make its officers andemployees available to meet with the officers and employees of the Trust at least quarterly and at other times uponreasonable notice, to review the investments and investment program of the Account.

3. Portfolio Transaction and Brokerage. In placing orders for portfolio securities with brokers and dealers, PortfolioManager shall use its best efforts to execute securities transactions on behalf of the Account in such a manner that the totalcost or proceeds in each transaction is the most favorable under the circumstances. Portfolio Manager may, however, inits discretion, direct orders to brokers that provide to Portfolio Manager research, analysis, advice and similar services, andPortfolio Manager may cause the Account to pay to those brokers a higher commission than may be charged by otherbrokers for similar transactions, provided that Portfolio Manager determines in good faith that such commission isreasonable in terms either of the particular transaction or of the overall responsibility of the Portfolio Manager to theAccount and any other accounts with respect to which Portfolio Manager exercises investment discretion, and providedfurther that the extent and continuation of any such practice is subject to review by the Trust's Board of Trustees. PortfolioManager shall not execute any portfolio transactions for the Trust with a broker or dealer which is an "affiliated person"of the Trust or Portfolio Manager, including any other investment advisory organization that may, from time to time actas a portfolio manager for the Portfolio or any of the Trust's other Portfolios, without prior written approval of the Trust. The Trust shall provide a list of such affiliated brokers and dealers to Portfolio Manager and will promptly advise PortfolioManager of any changes in such list.

4. Expenses and Compensation.Portfolio Manager shall pay all of its expenses incurred in the performance of its duties under this Agreement and shallnot be required to pay any other expenses of the Trust. For its services under this Agreement, Portfolio Manager shall beentitled to receive a fee at the annual rate of .40% of the average daily net asset value of the Account, which fee shall bepayable monthly.

5. Limitation of Liability and Indemnification.(a) Portfolio Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trustin connection with the matters to which this Agreement relates including, without limitation, losses that may be sustainedin connection with the purchase, holding, redemption or sale of any security or other investment by the Trust except a lossresulting from willful misfeasance, bad faith or gross negligence on the part of Portfolio Manager in the performance ofits duties or from reckless disregard by it of its duties under this Agreement.
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(b) Notwithstanding the foregoing, Portfolio Manager expressly agrees that the
Trust may rely upon written informationprovided, in writing, by Portfolio Manager to the Trust (including, without limitation, information contained in PortfolioManager's then current Form ADV) in accordance with Section 9 of the Agreement or otherwise, in preparing the Trust'sregistration statement and amendments thereto and certain periodic reports relating to the Trust and its Portfolios that arerequired to be furnished to shareholders of the Trust and/or filed with the Securities and Exchange Commission ("SECFilings"). Portfolio Manager agrees to indemnify and hold harmless the Trust and each of its Trustees, officers andemployees from any claims, liabilities and expenses, including reasonable attorneys' fees, incurred as a result of any untruestatement or alleged untrue statement of a material fact made by Portfolio Manager in any such written information and upon which the Trust relies in preparing any SEC Filing, or any omission or alleged omission to state in such writteninformation a material fact necessary to make such statements not misleading ("material omission"). Portfolio Managerwill not, however, be required to so indemnify any person under this Section 5 to the extent that Portfolio Manager reliedupon an untrue statement or material omission made by an officer or Trustee of the Trust or where such untrue statementor material omission was made in reliance upon information furnished to the Portfolio Manager in writing by such officeror Trustee, or by the Trust's Custodian, Administrator or Accounting Agent.
6. Permissible Interest.Subject to and in accordance with the Trust's Declaration of Trust and Bylaws and corresponding governing documentsof Portfolio Manager, Trustees , officers, agents and shareholders of the Trust may have an interest in the PortfolioManager as officers, directors, agents and/or shareholders or otherwise. Portfolio Manager may have similar interests inthe Trust. The effect of any such interrelationships shall be governed by said governing documents and the provisions ofthe Investment Company Act.

7. Duration, Termination and Amendments.This Agreement shall become effective as of the date first written above and shall continue in effect for two years. Thereafter, this Agreement shall continue in effect from year to year for so long as its continuance is specifically approved,at least annually, by (i) a majority of the Board of Trustees or the vote of the holders of a majority of the Portfolio'soutstanding voting securities; and (ii) the affirmative vote, cast in person at a meeting called for the purpose of voting onsuch continuance, of a majority of those members of the Board of Trustees ("Independent Trustees ") who are not"interested persons" of the Trust or any investment adviser to the Trust.

This Agreement may be terminated by the Trust or by Portfolio Manager at any time and without penalty upon sixty dayswritten notice to the other party, which notice may be waived by the party entitled to it. This Agreement may not beamended except by an instrument in writing and signed by the party to be bound thereby provided that if the InvestmentCompany Act requires that such amendment be approved by the vote of the Board, the Independent Trustees and/or theholders of the Trust's or the Portfolio's outstanding shareholders, such approval must be obtained before any suchamendment may become effective. This Agreement shall terminate upon its assignment.
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For purposes of this Agreement, the terms "majority of the outstanding voting securities, "assignment"  and "interestedperson" shall have the meanings set
forth in the Investment Company Act.   8.  Confidentiality; Use of Name.(a)
Portfolio Manager acknowledges and agrees that during the course of its responsibilities hereunder, it may have accessto certain information that is proprietary to the Trust or to one or more of the Trust's agents or service providers. PortfolioManager agrees that Portfolio Manager, its officers and its employees shall treat all such proprietary information asconfidential and will not use or disclose information contained in, or derived from such material for any purpose other thanin connection with the carrying out of Portfolio Manager's responsibilities hereunder. In addition, Portfolio Manager shall use its best efforts to ensure that any agent or affiliate of Portfolio Manager who may gain access to such proprietarymaterials shall be made aware of the proprietary nature of such materials and shall likewise treat such materials as confidential.

(b) It is acknowledged and agreed that the names "Hirtle Callaghan,"
"Hirtle Callaghan Chief Investment Officers" (whichis a registered trademark of Hirtle, Callaghan & Co., Inc. ("HCCI")), and derivatives of either, as well as any logo that isnow or shall later become associated with either name ("Marks") are valuable property of HCCI and that the use of theMarks, or any one of them, by the Trust or its agents is subject to the license granted to the Trust HCCI. Portfolio Manageragrees that it will not use any Mark without the prior written consent of the Trust. Portfolio Manager consents to use ofits name, performance data, biographical data and other pertinent data by the Trust for use in marketing and sales literature,provided that any such marketing and sales literature shall not be used by the Trust without the prior written consent ofPortfolio Manager, which consent shall not be unreasonably withheld. The provisions of this Section 8 shall survivetermination of this Agreement.

9. Representation, Warranties and Agreements of Portfolio Manager. Portfolio Manager represents and warrants that:

(a) It is registered as an investment adviser under the Investment Advisers Act of 1940 ("Investment Advisers Act"), it willmaintain such registration in full force and effect and will promptly report to the Trust the commencement of any formalproceeding that could render the Portfolio Manager ineligible to serve as an investment adviser to a registered investmentcompany under Section 9 of the Investment Company Act.

(b) It understands that, as a result of its services hereunder, certain of its employees and officers may be deemed "accesspersons" of the Trust within the meaning of Rule 17j-1 under the Investment Company Act and that each such accessperson is subject to the provisions of the code of ethics ("Trust's Code") adopted by the Trust in compliance with such rule. Portfolio Manager further represents that it is subject to a written code of ethics ("Portfolio Manager's Code") complyingwith the requirements of Rule 204-2(a)(12) under the Investment Advisers Act and will provide the Trust with a copy of
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such code of ethics.  During the period that this Agreement is in effect, an officer or director of Portfolio Manager shallcertify to the Trust, at least quarterly, that Portfolio Manager has complied with the requirements of the Portfolio Manager'sCode during the prior year; and that either (i) that no violation of such code has occurred or (ii) if such a violation occurred,that appropriate action was taken in response to such violation.
Upon the written request of the Trust, Portfolio Managershall permit the Trust, or it designated agents, to examine the reports required to be made by Portfolio Manager under rule17j-1(c)(1) under the Investment Company Act. In addition, Portfolio Manager acknowledges that the Trust may, inresponse to regulations or recommendations issued by the Securities and Exchange Commission or other regulatoryagencies, from time to time, request additional information regarding the personal securities trading of its directors,partners, officers and employees and the policies of Portfolio Manager with regard to such trading. Portfolio Manageragrees that it make every effort to respond to the Trust's reasonable requests in this area.

(c) Upon request of the Trust, Portfolio Manager shall promptly supply the Trust with any information concerning PortfolioManager and its stockholders, employees and affiliates that the Trust may reasonably require in connection with thepreparation of its registration statements, proxy materials, reports and other documents required, under applicable state orFederal laws, to be filed with state or Federal agencies or to be provided to shareholders of the Trust.

10. Status of Portfolio Manager. The Trust and Portfolio Manager acknowledge and agree that the relationship between Portfolio Manager and the Trustis that of an independent contractor and under no circumstances shall any employee of Portfolio Manager be deemed anemployee of the Trust or any other organization that the Trust may, from time to time, engage to provide services to the

Trust, its Portfolios or its shareholders. The parties also acknowledge and agree that nothing in this Agreement shall beconstrued to restrict the right of Portfolio Manager or its affiliates to perform investment management or other services toany person or entity, including without limitation, other investment companies and persons who may retain PortfolioManager to provide investment management services and the performance of such services shall not be deemed to violateor give rise to any duty or obligations to the Trust.

11. Counterparts and Notice. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original. Any noticerequired to be given under this Agreement shall be deemed given when received, in writing addressed and delivered, bycertified mail, by hand or via overnight delivery service as follows:

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If to the Trust:

Mr. Donald E. Callaghan, President
The Hirtle Callaghan Trust
575 East Swedesford Road
Wayne, PA 19087

If to Portfolio Manager:

Michael Jacobs, Esq.
Brinson Partners, Inc.
209 South LaSalle Street
Chicago, Illinois 60604-1295



12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way defineor delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not beaffected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and theirrespective successors and shall be governed by the law of the state of Delaware provided that nothing herein shall beconstrued as inconsistent with the Investment Company Act or the Investment Advisers Act.



Portfolio Manager is hereby expressly put on notice of the limitations of shareholder and Trustee liability set forth in theDeclaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall belimited in all cases to the assets of The International Equity Portfolio. Portfolio Manager further agrees that it will not seeksatisfaction of any such obligations from the shareholders or any individual shareholder of the Trust, or from the Trusteesof the Trust or any individual Trustee of the Trust.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto dulyauthorized as of the day and year first written above.

Brinson Partners, Inc.

By:  /s/

The Hirtle Callaghan Trust

By:  /s/